Exhibit 4.4

FORM FOR DISTRIBUTION TO PURCHASERS

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO BAKER BROS. ADVISORS LP AT ITS ADDRESS AS SPECIFIED IN SECTION 12.4 OF THE NOTE PURCHASE AGREEMENT.

CONVERTIBLE NOTE

$[ ]	New York, New York
No. [ ]	[ ]

FOR VALUE RECEIVED, the undersigned, KODIAK SCIENCES INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to [                ] or its registered assigns (the “Purchaser”) at the address specified in the Note Purchase Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal sum of                DOLLARS AND ZERO CENTS ($                .00), together with interest as set forth in the Note Purchase Agreement until the date on which the principal amount is paid in full, converted in whole or cancelled in accordance with the terms of the Note Purchase Agreement. Amounts evidenced hereby shall be paid in the amounts and on the dates specified in Section 3 of the Note Purchase Agreement.

This Note (a) is one of the Notes referred to in the Convertible Note Purchase and Security Agreement (the “Note Purchase Agreement”) dated as of August [ ], 2017 by and among the Company, the Guarantors from time to time party hereto, the purchasers from time to time party hereto and Baker Bros. Advisors LP, as a agent and as collateral agent for the purchasers and (b) is subject to the provisions of the Note Purchase Agreement. This Note is convertible as provided in the Note Purchase Agreement. This Note is secured and guaranteed as provided in the Note Purchase Agreement and the Note Documents. Reference is hereby made to the Note Purchase Agreement and the Note Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all obligations under the Note Purchase Agreement, as evidenced by this Note, shall become, or may be declared to be, immediately due and payable, all as provided in the Note Purchase Agreement.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE NOTE PURCHASE AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE NOTE PURCHASE AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first above written.

KODIAK SCIENCES INC., a Delaware corporation

By:
Name: Victor Perlroth, M.D.
Title: Chairman and CEO

[SIGNATURE PAGE TO CONVERTIBLE NOTE]

Exhibit A

CONVERSION NOTICE

To convert this Note in accordance with the conversion provisions of the Note Purchase Agreement, check the applicable box:

☐  Section 5.1

☐  Section 5.4

☐  Section 5.5

To convert only part of this Note, state the principal amount to be converted:

$

If you want the stock certificate representing the Equity Interests issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the
other side of this Note)